Exhibit 12(a)


                   Elizabethtown Water Company & Subsidiary
               Computation of Ratio of Earnings to Fixed Charges

                        1995        1994        1993        1992        1991

                      ________    ________    ________    ________    ________
EARNINGS:
Income before
 preferred stock
 dividends          $17,325,144 $14,223,142 $14,832,519 $12,149,343 $11,361,063
Federal income taxes  9,161,510   7,413,995   7,916,794   6,021,464   5,630,265
Interest charges     11,114,496  10,402,060  11,437,710  10,623,801  11,016,414

                    ___________ ___________ ___________ ___________ ___________
Earnings available
 to cover fixed
 charges            $37,601,150 $32,039,197 $34,187,023 $28,794,608 $28,007,742

                    ___________ ___________ ___________ ___________ ___________

                    ___________ ___________ ___________ ___________ ___________

FIXED CHARGES:
Interest on long
 term debt           10,892,129  10,774,008  11,527,301  10,516,521  10,585,336
Other interest        2,343,903     175,507      77,921     514,122     535,834
Amortization of debt
 discount - net         323,557     319,646     224,383     209,631     287,180

                    ___________ ___________ ___________ ___________ ___________

Total fixed charges $13,559,589 $11,269,161 $11,829,605 $11,240,274 $11,408,350

                    ___________ ___________ ___________ ___________ ___________

                    ___________ ___________ ___________ ___________ ___________

Ratio of Earnings to
 Fixed Charges             2.77        2.84        2.89        2.56        2.46

                    ___________ ___________ ___________ ___________ ___________

                    ___________ ___________ ___________ ___________ ___________


Earnings to Fixed Charges represents the sum of Income Before Preferred Stock Dividends, Federal income taxes and Interest Charges (which is reduced by Capitalized interest), divided by Fixed Charges. Fixed Charges consist of interest on long and short-term debt (which is not reduced by Capitalized interest), and Amortization of debt discount.